Exhibit 107.1

Calculation of Filing Fee Tables
FORM S-8
(Form Type)
Shattuck Labs, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (“Common Stock”) to be issued pursuant to the Shattuck Labs, Inc. 2020 Equity Incentive Plan (the “2020 Plan”)	Rule 457(a) (2)	1,695,623	$4.31	$7,308,136	$110.2 per $1,000,000	$806
Equity	Common Stock to be issued pursuant to the Shattuck Labs, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”)	Rule 457(a) (3)	423,905	$3.66	$1,551,493	$110.2 per $1,000,000	$171
Total Offering Amounts					$8,859,629		$977
Total Fee Offsets							$—
Net Fee Due							$977

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock that may become issuable under the 2020 Plan or the ESPP as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on February 17, 2023.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based upon a 15% discount from the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Select Global Market on February 17, 2023, such discount representing the maximum permissible discount offered pursuant to such plan.